Exhibit 2.1

The Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Affymetrix or Thermo Fisher. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other and only as of specific dates. The assertions embodied in Affymetrix’ and Thermo Fisher’s representations and warranties are qualified by and subject to limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including information contained in confidential disclosure schedules that each party provided to the other in connection with the Merger Agreement, were made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, Affymetrix stockholders and other investors should not rely on representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the parties’ public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and Thermo Fisher that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, proxy statements and other documents that the Company and Thermo Fisher file with the Securities and Exchange Commission.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

January 8, 2016

among

AFFYMETRIX, INC.,

THERMO FISHER SCIENTIFIC INC.

and

WHITE BIRCH MERGER CO.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 8, 2016, among Affymetrix, Inc., a Delaware corporation (the “Company”), Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), and White Birch Merger Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Subsidiary be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement, with the Company continuing as the surviving corporation following the Merger (as defined herein) and a wholly-owned Subsidiary of Parent; and

WHEREAS the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS the respective Boards of Directors of Parent and Merger Subsidiary have (i) determined that it is in the best interests of the stockholders of Parent and Merger Subsidiary, respectively, to enter into this Agreement and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, inquiry or indication of interest of any Third Party relating to (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially owned” shall have the meaning given such term in Rule 13d-3 under the 1934 Act.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Change of Control Plan” means the Company’s Change of Control Plan, effective January 1, 2016, filed as an exhibit to the Company’s Form 8-K dated November 10, 2015.

“Code” means the Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2014 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2014.

“Company Charter” means the Restated Certificate of the Company as in effect on the date hereof.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Stock Plans” means the 2012 Inducement Plan, the Amended and Restated 2000 Equity Incentive Plan, the 1998 Stock Incentive Plan, as amended, and the Amended and Restated 1996 Nonemployee Directors Stock Option Plan.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Convertible Securities” means the Company’s 4.00% Convertible Senior Notes due 2019 issued pursuant to the Indenture.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all statutes, laws, regulations or rules relating to the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“ESPP” means the Company’s 2011 Employee Stock Purchase Plan.

“Existing Credit Facility” means the Credit Agreement, dated October 28, 2015 among the Company, certain Subsidiaries of the Company, Bank of America, N.A., as administrative agent and the lenders party thereto, as amended, supplemented or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, or self-regulatory organization, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any trademarks, service marks, trade names, Internet domain names, logos, slogans, patents, copyrights, computer software, algorithms, formulas, inventions, discoveries, methodologies, procedures, trade secrets and know how (together with all goodwill associated therewith and including any registrations or applications for registration of any of the foregoing) and any other similar type of proprietary intellectual property rights.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than any Permitted Lien. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, (a) with respect to the Company, any effect, change, event, circumstance or occurrence that, individually or in the aggregate, (1) would prevent the consummation of the transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations hereunder or (2) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding, in the case of clause (2), any effect to the extent resulting from or arising in connection with (A) changes or prospective changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate, (B) general changes in the financial, securities, credit or other capital markets; general economic, regulatory, legislative or political conditions (including changes in interest or exchange rates); or changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (C) changes or prospective changes of Applicable Law, or any changes or prospective changes in the interpretation or enforcement thereof, (D) geopolitical conditions, acts of war, sabotage or terrorism or natural disasters, (E) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers that is related thereto), provided, that the exception in this clause (E) shall not apply for purposes of the representations and warranties in Section 4.04, (F) changes in the market price or trading volume of the Shares (it being understood that this clause (F) shall not prevent a party from asserting any fact, change, event, occurrence or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect), (G) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (G) shall not prevent a party from asserting any fact, change, event, occurrence or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect), (H) any action taken (or omitted to be taken) by the Company at the written request of Parent or Merger Subsidiary or (I) any action taken by the Company or any of its Subsidiaries that is required pursuant to this Agreement; provided, that the exclusions set forth in clauses (A), (B), (C), and (D) shall only apply to the extent that such event, circumstance, change, occurrence or effect does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and its Subsidiaries operate, and (b) with respect to Parent, any effect, change, event, circumstance or occurrence that, individually or in the aggregate, would prevent the consummation of the transactions contemplated by this Agreement or otherwise prevent Parent and Merger Subsidiary from performing their obligations hereunder.

“Nasdaq” means the NASDAQ Stock Market LLC.

“1933 Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Permitted Lien” means (i) Liens reflected on the Company Balance Sheet, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings, (iii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (v) zoning, building and other similar codes and regulations which are not violated in any material respect by the use and operation of any property of the Company and its Subsidiaries, (vi) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, in each case that do not adversely affect in any material respect the occupancy or use of any property of the Company and its Subsidiaries, (vii) licenses to Intellectual Property granted in the ordinary course of business and (viii) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they related in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Shares” means the shares of common stock, par value $0.01 per share, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto, and any liability for any of the foregoing as transferee.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Agreement	Preamble
Assumed Option	2.05
Assumed Option Merger Consideration	2.05
Assumed RSU	2.05
Assumed RSU Merger Consideration	2.05
Certificates	2.03
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Board Recommendation	4.02
Company DC Plan	7.03
Company Preferred Stock	4.05
Company PSU	2.05
Company RSU	2.05
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholders’ Meeting	6.04
Company Stock Option	2.05
Company Subsidiary Securities	4.05
Confidentiality Agreement	6.02
Covered Employees	7.03
D&O Insurance	7.02
Effective Time	2.01
e-mail	11.01
Employee Plan	4.17
End Date	10.01
Exchange Agent	2.03
FDA	4.03
FDCA	4.12
Foreign Antitrust Laws	4.03
Government Official	4.12

Term	Section
Indemnified Person	7.02
Indenture	8.10
Internal Controls	4.07
Labor Agreement	4.18
Lease	4.14
Material Contracts	4.20
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.17
Parent	Preamble
Parent Plans	7.03
Payoff Letter	8.13
Proxy Statement	4.03
Representatives	6.03
Superior Proposal	6.03
Supplemental Indenture	8.10
Surviving Corporation	2.01
Termination Fee	11.04
Trustee	8.10
Uncertificated Shares	2.03
Unvested Company Stock Option	2.05
Vested Company Stock Option	2.05

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of Delaware Law.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in Menlo Park, California at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025 as soon as possible, but in any event no later than two (2) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $14.00 per Share in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of either the Company or Parent (other than the Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $0.01 par value per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(c)).

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time (but not later than five (5) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share, without interest. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Certificates, Uncertificated Shares, or any other securities pursuant to this Agreement.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent and Parent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Exchange Agent, Merger Subsidiary or the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04. Dissenting Shares . Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal, and the holders of such Shares shall be entitled to only such rights as are granted by Section 262 of Delaware Law. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Equity Awards.

(a) At or immediately prior to the Effective Time, (i) each option to purchase Shares outstanding under any Company Stock Plan (a “Company Stock Option”) that is fully vested as of immediately prior to the Effective Time (a “Vested Company Stock Option”) shall terminate and cease to represent a right to acquire Shares, and the holder thereof shall be entitled to receive therefor an amount of cash equal to the product of (x) the number of Shares that were purchasable upon exercise of such Vested Company Stock Option, multiplied by (y) the excess (if any) of the Merger Consideration over the exercise price of such Vested Company Stock Option, which amount shall be payable as soon as practicable following the Effective Time (but not later than ten (10) Business Days thereafter in any event); and (ii) each Company Stock Option that is not fully vested as of immediately prior to the Effective Time (an “Unvested Company Stock Option”) shall be assumed by Parent and converted into an award (an “Assumed Option”) representing a right to receive a cash amount equal to the product of (x) the number of Shares underlying the Unvested Company Stock Option that would have become purchasable upon each future vesting date of such Unvested Company Stock Option, multiplied by (y) the excess (if any) of the Merger Consideration over the exercise price of such Unvested Company Stock Option (the “Assumed Option Merger Consideration”). For the avoidance of doubt, any Company Stock Option, whether vested or unvested, with an exercise price greater than the Merger Consideration shall be canceled for no consideration as of immediately prior to the Effective Time. The right to receive the Assumed Option Merger Consideration in respect of an Assumed Option shall be subject to the vesting terms of the applicable Company Stock Plan, the award agreements evidencing the corresponding Unvested Company Stock Option and Section 6.1(c) of the Change of Control Plan, in each case, as in effect immediately prior to the Effective Time, and such Assumed Option Merger Consideration shall be payable as soon as practicable following the applicable vesting dates (but not later than ten (10) Business Days thereafter in any event). For purposes of clarity, with respect to any Assumed Options held by a non-employee member of the Board of Directors as of the date hereof, as a result of his or her cessation of service as of the Effective Time, the Assumed Option shall immediately vest and such director shall be entitled to be paid the Assumed Option Merger Consideration as soon as reasonably practicable following the Effective Time (but no later than ten (10) Business Days thereafter in any event).

(b) At or immediately prior to the Effective Time, each restricted share unit with respect to Shares granted under a Company Stock Plan, including those units subject to performance criteria (each such unit, whether or not performance-based, a “Company RSU”), that is outstanding immediately prior to the Effective Time, whether or not vested, shall be assumed by Parent and converted into an award (an “Assumed RSU”) representing a right to receive a cash amount equal to the product of (x) the number of Shares that would have been delivered to the holder on each future vesting date of such Company RSU (or on each future delivery date of such Company RSU, if such delivery date is later than the related vesting date), multiplied by (y) the Merger Consideration (the “Assumed RSU Merger Consideration”), and such Assumed RSU Merger Consideration shall be payable as soon as practicable after the applicable vesting date or delivery date applicable to the Assumed RSU (but not later than ten (10) Business Days thereafter in any event). The right to receive any Assumed RSU Merger Consideration in respect of Assumed RSUs shall be subject to the vesting and delivery terms of the applicable Company Stock Plan, the award agreements evidencing the corresponding Company RSU and Section 6.1(c) of the Change of Control Plan, in each case, as in effect immediately prior to the Effective Time; provided, however, the performance metrics relating to Company RSUs that , immediately prior to the Effective Time, remain subject to the achievement of such performance metrics (such Company RSUs, the “Company PSUs”) shall be deemed to have been achieved at target as of the Effective Time. For purposes of clarity, with respect to any Assumed RSUs held by a non-employee member of the Board of Directors as of the date hereof, as a result of his or her cessation of service as of the Effective Time, the Assumed RSU shall immediately vest and such director shall be entitled to be paid the Assumed RSU Merger Consideration as soon as reasonably practicable following the Effective Time (but no later than ten (10) Business Days thereafter in any event).

(c) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt resolutions, provide any notices, obtain any consents or take any other actions as are necessary to provide for the transactions contemplated by this Section 2.05.

(d) The Company shall ensure that (i) no new offering periods under the ESPP will commence during the period from the date of this Agreement through the Effective Time, (ii) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement, and (iii) no individuals shall commence participation in the ESPP during the period from the date of this Agreement through the Effective Time. The accumulated contributions of the participants in the current offering periods shall be used to purchase Shares as of no later than ten (10) Business Days prior to the Effective Time, and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. As of no later than the Business Day immediately prior to the Effective Time, the Company shall terminate the ESPP.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares or similar transaction, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under the Company’s stock option or compensation plans or arrangements), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Stock Options, Assumed Options, Company RSUs or Assumed RSUs, as applicable in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The Company Charter shall be amended at the Effective Time to read in its entirety as set forth in Annex I hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as set forth in Annex II hereto and, as so amended, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements) filed after January 1, 2014 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement are on file with the SEC. The Company is not in violation of any provisions of the certificate of incorporation and bylaws of the Company, except as would not reasonably be expected to be material to the Company.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law and the receipt of the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved, subject to Section 6.03(b), to recommend the adoption of this Agreement and approval of the Merger by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the adoption of this Agreement and approval of the Merger be submitted to a vote of the Company’s stockholders, each of which resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement.

(c) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares, voting together as a single class (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting, is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, filing with, notification to, or approval or consent of, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, including the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (iv) compliance with any applicable rule of Nasdaq or the U.S. Food and Drug Administration (“FDA”) and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, except as would not materially delay or materially impair the Company’s ability to consummate the transactions contemplated by this Agreement, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any of their properties or assets or (iv) result in the creation or imposition of any Lien on any property or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 Shares and 5,000,000 shares of preferred stock, $0.01 par value per share, of the Company (“Company Preferred Stock”). At the close of business on January 5, 2016, there were (i) 80,490,520 Shares outstanding, (ii) 12,330,017 Shares reserved for issuance under the Company Stock Plan, of which (A) an aggregate of 3,398,172 Shares were subject to outstanding Company Stock Options, (B) an aggregate of 2,509,748 Shares were subject to outstanding Company RSUs (excluding Company PSUs) and (C) an aggregate of 665,623 Shares (assuming satisfaction of performance goals at target levels) or 726,375 Shares (assuming satisfaction of performance goals at maximum levels) were subject to outstanding Company PSUs, (iii) no shares of Company Preferred Stock outstanding and (iv) $105,000,000 aggregate principal amount of Convertible Securities outstanding, and such number of unissued Shares that may from time to time be issuable upon conversion of the Convertible Securities reserved for issuance by resolution of the Board of Directors. As of the date hereof, the “Conversion Rate” (as defined in the Indenture) is 170.0319 Shares per $1,000 principal amount of Convertible Securities. Except as a result of the transactions contemplated by this Agreement, from and after the date of the Indenture, no event or circumstance has occurred that has resulted in any adjustment to, and neither the Company nor any of its Affiliates has taken any action that has required (or will require) any adjustment to, or authorized any adjustment to, the Conversion Price or the Conversion Rate (each as defined in the Indenture) of the Convertible Securities. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan, Employee Plan or upon conversion of the Convertible Securities will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(b) Except as set forth in this Section 4.05 and for changes since January 5, 2016 resulting from the exercise of Company Stock Options outstanding on such date, settlement of Company RSUs outstanding on such date or conversion of Convertible Securities outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(c) Except as set forth in this Section 4.05, none of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

(d) There are no stockholder agreements or voting trusts to which the Company or any of its Subsidiaries is a party, and no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Shares, except as may be required pursuant to the terms of the Convertible Securities in connection with the transactions contemplated by this Agreement. There is no stockholder rights plan, “poison pill” or similar device in effect with respect to the Company or any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing (or equivalent concept to the extent applicable) under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of organization are set forth in Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights and is owned by the Company, directly or indirectly, free and clear of any Lien and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities, or any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Subsidiary Securities. The Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than the Subsidiaries of the Company.

(c) The Company has made available to Parent a true and complete copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. None of the Subsidiaries of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except as would not reasonably be expected to be material to the Company.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). None of the Subsidiaries of the Company is, or at any time since January 1, 2014 has been, required to file any reports, schedules, forms, statements or other documents with the SEC.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document filed pursuant to the 1933 Act, as of the date such Company SEC Document was filed and, in the case of a registration statement or amendment thereto, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes and to ensure that material information relating to the Company, including its consolidated Subsidiaries, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is made known to the management of the Company by others within those entities to allow timely decisions regarding required disclosure, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since January 1, 2014, to the knowledge of the Company there has been no written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since January 1, 2014, to the knowledge of the Company no current or former attorney representing the Company or any of its Subsidiaries has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of the Company.

(g) Since January 1, 2014, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position, of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments not material in amount in the case of any unaudited interim financial statements).

Section 4.09. Proxy Statement. (a) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent or Merger Subsidiary or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11. No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i)liabilities disclosed, reflected or reserved against, and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; (iii) liabilities that would not reasonably be expected to be material to the Company; and (iv) liabilities incurred in connection with the transactions contemplated hereby.

Section 4.12. Compliance with Laws and Court Orders.

(a) Neither the Company nor any Subsidiary of the Company is, or since January 1, 2014 has been, in conflict with, or in default, breach or violation of any Applicable Law or any permit, license, or other authorization of any Governmental Authority used in the operation of such Person’s business as currently conducted, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company or any Subsidiary of the Company has been threatened to be charged with or given notice by any Governmental Authority of, and to the knowledge of the Company none of the Company or any Subsidiary of the Company is under investigation by any Governmental Authority with respect to, any violation of any such Applicable Law.

(b) Without limiting the foregoing, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company, any of its Subsidiaries nor any director or officer thereof nor, to the Company’s knowledge, any employee or agent of the Company or any of its Subsidiaries has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) directly or indirectly, used, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any of its Subsidiaries or (iii) directly or indirectly, made any unlawful payment. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and there have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(c) Without limiting the foregoing, except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company’s business is being and, since January 1, 2014, has been conducted in compliance in all material respects with, as applicable, the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 321 et seq., and all regulations promulgated thereunder (the “FDCA”), and all FDA laws, including FDA regulations on clinical trials, establishment registration and device listing, medical device reporting, correction and removal reporting, good manufacturing practices, and device labeling, as well as comparable applicable foreign laws. There are no products that have been commercially distributed by the Company since January 1, 2014 that would require the CE marking of conformity or any approval or premarket clearance by the FDA or any comparable foreign Governmental Authority for the purpose for which they currently are being manufactured or sold (i) for which such CE marking of conformity, approval or premarket clearance has not been obtained, or (ii) for which such CE marking of conformity, approval or premarket clearance has been withdrawn, revoked or cancelled or is no longer in full force and effect or is wrongly affixed to such products, except where the failure to obtain such conformity, approval or premarket clearance, as applicable, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received since January 1, 2014, notice of any, and except as would not reasonably be expected to have a Material Adverse Effect on the Company, there is no, action, suit, proceeding or investigation by the FDA or any comparable foreign Governmental Authority, including but not limited to recall procedures or market withdrawals, pending or, to the knowledge of the Company, threatened against the Company alleging that products of the Company, or the manufacturing, marketing, advertising, promotion, labeling, distribution, or sale thereof, are in violation in any respect of the FDCA or comparable applicable foreign laws.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by, or order of, any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, in each case free and clear of all Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one of its Subsidiaries has exclusive possession of all such property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid, binding and in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice in writing alleging that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) the Company and each of its Subsidiaries owns or has a right to use (in each case, free and clear of any Liens) all Intellectual Property necessary for the conduct of its business as currently conducted, (b) the conduct of the business of the Company and the Subsidiaries of the Company as currently conducted does not infringe, misappropriate or violate the Intellectual Property rights of any Person, and (c) to the knowledge of the Company, no Person has infringed, misappropriated or violated any Intellectual Property right owned or licensed by the Company or any Subsidiary of the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (x) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property owned by the Company or its Subsidiaries, the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof, (y) since January 1, 2014 neither the Company nor any Subsidiary of the Company has received written notice of, and there is no pending or, to the knowledge of the Company, threatened action alleging, an infringement, misappropriation or violation of any Intellectual Property by the Company or any Subsidiary of the Company or challenging the validity, enforceability, priority or registrability of any of its Intellectual Property, and (z) since January 1, 2014 neither the Company nor any Subsidiary of the Company has sent any written notice to any Person, or brought any action against any Person, alleging an infringement, misappropriation or violation of the Intellectual Property of the Company or any Subsidiary of the Company or challenging the validity, enforceability, priority or registrability of any Intellectual Property of such other Person.

Section 4.16. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) All Tax Returns required by Applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true and complete in all respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Authority all Taxes due and payable.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax.

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f) No jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns has made a claim in writing which has not been resolved that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

(g) There are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency.

(h) All assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid.

(i) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than (i) an agreement solely among members of a group the common parent of which is the Company or any of its Subsidiaries, (ii) an agreement entered into in the ordinary course of business that does not have as a principal purpose addressing Tax matters, (iii) a financing agreement that does not have as a principal purpose addressing Tax matters or (iv) a lease) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax law), as transferee or successor.

(j) None of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

Section 4.17. Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, identifying each material Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, severance or similar contract, plan, practice, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee or other service provider of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Section 4.17(a) of the Company Disclosure Schedule separately identifies each material Employee Plan that is maintained primarily for the benefit of employees of the Company who are regularly employed outside the United States and each material Employee Plan that is maintained by a third-party service provider for the benefit of the employees and other service providers of the Company and its Subsidiaries. Correct and complete copies of all material Employee Plans (and, if applicable, all related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Parent together with the most recent annual report (Form 5500 including all schedules thereto) and tax return (Form 990), if any, prepared in connection with any such plan or trust, summary plan description and material modifications thereto (if applicable) and financial statements or actuarial reports.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its ERISA Affiliates following the Effective Time and, without limiting the generality of the foregoing, neither the Company nor any of its their ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six years contributed to or been obligated to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate nor any predecessor thereof has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(d) Each Employee Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued or reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been established, administered and maintained in material compliance with its terms and with the requirements prescribed by any and all Applicable Law, including ERISA and the Code, which are applicable to such Employee Plan. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Employee Plan in respect of current or prior plan years have been paid or, to the extent not required to be paid, accrued in accordance with GAAP.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) entitle any employee or other service provider of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust. Without limiting the generality of the foregoing, there is no Employee Plan, contract, plan or arrangement (written or otherwise) covering any current or former employee or other service provider of the Company or any of its Subsidiaries that, individually or collectively, (A) would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or (B) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. No Employee Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code, or otherwise.

(f) No Employee Plan provides health, medical, life insurance or other welfare benefits to current or former employees or other service providers of the Company or its Subsidiaries beyond their retirement or other termination of employment, except as required to avoid excise tax under Section 4980B of the Code or similar laws.

(g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(h) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority or otherwise.

(i) The Company has made available to Parent a complete and correct list as of the date hereof of each outstanding Company Stock Option and Company RSU, including the name or employee identification number of the holder, the date of grant, exercise or purchase price, vesting status and number of Shares subject thereto. In the past three (3) years, the Company has not issued any Company Stock Options or any other similar equity awards pertaining to Shares under any Company Stock Plan has an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.

(j) The Company is in compliance with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices including the Immigration Reform and Control Act, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(k) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all Employee Plans subject to the laws of any jurisdiction outside of the United States (i) have been established, maintained and administered in all material respects in accordance with all Applicable Laws, (ii) if they are required to be registered have been registered and if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and Applicable Law.

Section 4.18. Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union or organization (a “Labor Agreement”) with respect to employees based in the United States. Section 4.18 of the Company Disclosure Schedule sets forth each Labor Agreement with respect to employees based outside the United States. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action contemplated by clauses (i), (ii) and (iii). Each of the Company and its Subsidiaries is in material compliance with all Labor Agreements and all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health. Neither the Company nor any of its Subsidiaries is subject to any obligation to inform or consult with any labor union, trade union (whether independent or not), works council, or other body representing employees or other service providers in connection with this Agreement, the transactions contemplated by this Agreement or the Closing (whether under Applicable Law or contract).

Section 4.19. Environmental Matters . Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of, or liability under, any Environmental Laws;

(b) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are, and have been since January 1, 2014, in compliance with the terms of such permits;

(c) there has been no release of any hazardous substance at, to, on, under or emanating from any property owned, leased or used by the Company or any of its Subsidiaries in any manner that has or would reasonably be expected to give rise to any liability, remedial obligation or corrective action requirement under applicable Environmental Laws; and

(d) the operations of the Company and each of its Subsidiaries are, and have been since January 1, 2014, in compliance with the terms of applicable Environmental Laws.

(e) Except as set forth in this Section 4.19 and in Section 4.07, Section 4.08, Section 4.10(b), and Section 4.11, no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

Section 4.20. Material Contracts.

(a) The Company has made available to Parent, or publicly filed with the SEC, a true and complete copy of each of the following contracts to which the Company or any Subsidiary of the Company is a party as of the date of this Agreement (such contracts, the “Material Contracts”). A true and complete list of the Material Contracts is set forth on Section 4.20(a) of the Company Disclosure Schedule.

(i) any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company or any Subsidiary of the Company of $1,000,000 or more per annum;

(iii) top 20 contracts measured by aggregate payments made during the fiscal year ended December 31, 2015 with a customer of the Company or any Subsidiary of the Company, including distributors (excluding contracts under which there are no further obligations of the Company or any Subsidiary to deliver products and purchase orders);

(iv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to indebtedness or the borrowing of money or extension of credit (including reimbursement obligations in respect of letters of credit) of $5,000,000 or more, other than loans to direct or indirect wholly-owned Subsidiaries of the Company, or any contract that provides for or relates to any material hedging, derivatives or similar contracts or arrangements;

(v) with respect to a joint venture partnership or other similar arrangement that is material to the business of the Company and the Subsidiaries of the Company, taken as a whole, or any contract that relates to the formation creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(vi) any contract for capital expenditures or that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such contract in excess of $5,000,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding;

(vii) any contract containing covenants of the Company or any Subsidiary of the Company to indemnify or hold harmless another Person or group of Persons, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, would not reasonably be expected to be material to the Company;

(viii) any contract that is a license, royalty or similar contract with respect to Intellectual Property, including any settlement agreement or similar contract with respect to Intellectual Property that contains any forbearances to sue or materially restricts the Company’s or any of its Subsidiaries’ right to use any Intellectual Property (other than generally commercially available “off-the-shelf” software programs and non-exclusive licenses granted by the Company or any Subsidiary of the Company in the ordinary course of business which do not contain any material restriction or condition on the use or exploitation of any Intellectual Property by the Company or any Subsidiary of the Company) that would reasonably be expected to involve aggregate payments by or to the Company or any Subsidiary of the Company of $500,000 or more per annum on or after January 1, 2016 or $1,000,000 or more in the aggregate for the remaining term of the contract; and

(ix) any contract containing any exclusivity or most favored nation right in favor of any other Person or any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries).

(b) Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Material Contracts is valid, binding and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

Section 4.21. Finders’ Fees. Except for Morgan Stanley & Co. LLC, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.22. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, the consideration to be paid pursuant to the Merger is fair to the Company’s stockholders from a financial point of view.

Section 4.23. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and any other applicable “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation.

Section 4.24. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) each of the Company and the Subsidiaries of the Company maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, (b) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (c) neither the Company nor any Subsidiary of the Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and (d) no notice of cancellation or termination has been received with respect to any such insurance policy.

Section 4.25. No Other Representations and Warranties. (a) Except for the representations and warranties set forth in this Article 4, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Each of Parent and Merger Subsidiary also acknowledges and agrees that, except for the representations and warranties set forth in this Article 4, the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by Parent with the SEC (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements) after January 1, 2014 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent beneficially owns and is the record holder of all outstanding capital stock of Merger Subsidiary.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action and except for the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to Delaware Law and the adoption of this Agreement and approval of the Merger by Parent, as the sole stockholder of Merger Subsidiary (which approval shall be obtained promptly after the date hereof), no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Parent and Merger Subsidiary have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, filing with, notification to or approval or consent of, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and applicable Foreign Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (iv) compliance with any applicable rules of The New York Stock Exchange and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon Parent or any of its Subsidiaries or any of their properties or assets or (iv) result in the creation or imposition of any Lien on any property or asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Information Supplied. The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing and mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting.

Section 5.06. Finders’ Fees. Except for J.P. Morgan Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement.

Section 5.07. Financing. Parent has, or will have on or prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to (a) consummate the Merger and pay the aggregate Merger Consideration and all fees and expenses required to be paid by Parent pursuant to the terms of this Agreement and (b) fund payments, if any, required on the Closing Date in connection with the Convertible Securities.

Section 5.08. Ownership of Company Common Stock. None of Parent, Merger Subsidiary or any of their Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company other than this Agreement.

Section 5.09. No Other Representations and Warranties. Except for the representations and warranties set forth in this Article 5, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary to the Company, and Parent and Merger Subsidiary each hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by Parent or Merger Subsidiary or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law or Governmental Authority, from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement, set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law or Governmental Authority, neither the Company nor any of its Subsidiaries shall:

(a) amend its certificate or articles of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine or reclassify any shares of its capital stock or other equity or voting interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity or voting interests, except for dividends by any of its wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the withholding of Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and outstanding on the date of this Agreement or as permitted by this Agreement, in accordance with their terms on the date of this Agreement, (B) the acquisition by the Company of Company Stock Options and Company RSUs outstanding on the date of this Agreement or as permitted by this Agreement in connection with the forfeiture of such awards, in accordance with their terms on the date of this Agreement and (C) as required pursuant to the terms of the Convertible Securities;

(c) (i) issue, deliver, encumber or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares issued upon the exercise of Company Stock Options or settlement of Company RSUs that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement, provided that, in the event that the Company is required to make a performance determination prior to the Effective Time, such determination shall be made in the ordinary course of business consistent with past practice, (B) Shares upon the exercise of purchase rights under the ESPP, (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company or (D) issuances of Shares upon conversion of Convertible Securities in accordance with the terms and conditions thereof; or (ii) amend any term of any Company Security or any Company Subsidiary Security or amend any term of the Indenture or the Convertible Securities or, except as a result of the transactions contemplated by this Agreement, take any action that requires an adjustment to, or authorize any adjustment to, the Conversion Price or the Conversion Rate (each as defined in the Indenture) of the Convertible Securities;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for an amount in excess of $2,000,000 individually or $5,000,000 in the aggregate, other than pursuant to existing contracts or commitments set forth in Section 6.01(d) of the Company Disclosure Schedule;

(e) sell, lease, encumber, license or otherwise transfer any of its material assets, securities, properties, interests or businesses or any assets or property the value or purchase price which exceeds $2,000,000 individually or $5,000,000 in the aggregate, other than pursuant to existing contracts or commitments set forth in Section 6.01(e) of the Company Disclosure Schedule;

(f) other than in connection with actions expressly permitted by Section 6.01(d), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(g) incur any indebtedness (including capital leases) or guarantees thereof, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than (i) any borrowings incurred under the Existing Credit Facility in an amount not in excess of $5,000,000 in the aggregate or (ii) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(h) authorize, or make any commitment with respect to, capital expenditures that exceed the capital expenditures budget of the Company in effect on the date hereof (a copy of which has been previously provided to Parent);

(i) enter into, amend, renew, extend (other than renewals and extensions in the ordinary course of business consistent with past practice), modify, waive any rights under or terminate any Material Contract (or any contract that if entered into prior to the date hereof would be a Material Contract);

(j) except to the extent required by the terms of the Employee Plans (each as in existence as of the date hereof), (i) enter into any employment agreement (other than an at-will offer letter or, for the employees outside the United States, agreements containing standard terms for the jurisdiction), deferred compensation agreement or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies or grant or pay (or commit to grant, pay or increase) any current or former employee or other service provider of the Company or any of its Subsidiaries any severance or termination pay, (iii) establish, adopt, amend or terminate any Labor Agreement or any Employee Plan (or any arrangement that would be a Labor Agreement or Employee Plan if in effect on the date of this Agreement), other than immaterial amendments to Employee Plans in the ordinary course of business consistent with past practice, (iv) increase compensation or benefits payable to any current or former employee or other service provider of the Company or any of its Subsidiaries (v) make any contributions or payments to any trust or other funding vehicle, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vii) grant or amend any equity or other incentive awards, except as permitted by this Agreement, (viii) accelerate the payment or vesting of any payment, equity or other incentive award or benefit provided or to be provided to any current or former employee or other service provider or otherwise pay any amounts or provide any benefits not due such individual, (ix) loan or advance any money or other property to any current or former employee or other service provider of the Company or its Subsidiaries, or (x) hire or appoint any employee with an annual base salary or annual base compensation of $200,000 or more or promote any employee to a position with an annual base salary or annual base compensation of $200,000 or more;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, Applicable Law or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(l) settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries except for settlements requiring payment of not more than $500,000 in the aggregate and that do not impose any restrictions on the business or operations of the Company and its Subsidiaries or involve any injunctive relief or any license, cross license or similar agreement with respect to Intellectual Property, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(m) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(n) make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, request any material Tax ruling or settle or compromise any material Tax proceeding; or

(o) agree, resolve or commit to do any of the foregoing.

Section 6.02. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of December 9, 2015 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) cause the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

Section 6.03. No Solicitation; Other Offers.

(a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall cause its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors (“Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with any Third Party in connection with an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation, fail to include the Company Board Recommendation in the Proxy Statement, recommend an Acquisition Proposal, or fail to recommend against any Acquisition Proposal within ten (10) Business Days after it is made public, or publicly propose to do any of the foregoing (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to obtaining Company Stockholder Approval:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives or its financing sources that after the date of this Agreement has made a bona fide Acquisition Proposal that was not solicited in violation of this Section 6.03 that the Board of Directors reasonably believes could reasonably be expected to lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives or its financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided (1) such confidentiality agreement may contain a less restrictive or no standstill restriction and (2) that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any action that any court of competent jurisdiction orders, by nonappealable, final order, the Company to take, provided, that any such action shall have the effects, and give rise to the rights and remedies, otherwise set forth in this Agreement;

(ii) subject to compliance with this Section 6.03, the Board of Directors may make an Adverse Recommendation Change; and

(iii) subject to compliance with this Section 6.03 and the procedures set forth in Section 10.01(d)(i), the Company may terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law; provided, that prior to effecting an Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change or terminate this Agreement and enter into a definitive agreement with respect to a Superior Proposal (which notice shall specify the reasons therefor in the event of an Adverse Recommendation Change that does not relate to a Superior Proposal), (B) if requested to do so by Parent, for a period of four (4) days following delivery of such notice, the Company shall have discussed and considered in good faith, and shall have made its Representatives available to discuss, with Parent’s Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement; and (C) no earlier than the end of such four (4) day period, the Board of Directors shall have concluded, after considering the terms of any written offer made by Parent to amend this Agreement, that such Superior Proposal still constitutes a Superior Proposal (or, in the event of an Adverse Recommendation Change that does not relate to a Superior Proposal, that the failure to effect an Adverse Recommendation Change could reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law) (it being understood and agreed that any change to the financial terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above).

In addition, nothing contained herein shall prevent the Board of Directors from complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices. The Board of Directors shall not take any of the actions referred to in Section 6.03 unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, including the identity of the Third Party making the Acquisition Proposal or inquiry, the material terms and conditions thereof and a copy of any written materials, proposals or agreement received in connection therewith, and shall use its reasonable best efforts to keep Parent informed as to the status (including changes to the material terms) of such Acquisition Proposal on a prompt basis, and within 24 hours of any developments or changes to the material terms thereof. The Company shall also notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.

(d) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal for at least a majority of the outstanding Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation, are more favorable to the Company’s stockholders than as provided hereunder (taking into account (x) any written offer made by Parent to amend this Agreement in accordance with this Section 6.03 and (y) all timing and any other aspects of the Acquisition Proposal).

(e) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal and shall promptly request the return or destruction of all information furnished by or on its behalf to any such Third Party and its Representatives and financing sources, and shall enforce and not waive the provisions of its confidentiality agreements with such Third Parties.

Section 6.04. Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable, and no later than ten (10) Business Days following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Subject to Section 6.03, the Company and the Board of Directors shall include the Company Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to holders of Shares and reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and correct such information, and an appropriate amendment or supplement describing such information shall be filed with the SEC.

(b) Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Adverse Recommendation Change, the Company shall, as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”). Unless there has been an Adverse Recommendation Change, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding any Adverse Recommendation Change, unless this Agreement has been terminated in accordance with its terms, the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for approval by the stockholders of the Company.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time in their capacity as an officer or director of the Company or its Subsidiaries (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company Charter or bylaws of the Company or the certificate or articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the certificate of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions, as applicable, in the Company Charter or bylaws of the Company or the certificate or articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries in effect on the date of this Agreement. From and after the Effective Time, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(c) Prior to the Effective Time, the Company shall, in consultation with Parent, or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are substantially similar to the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are substantially similar to those provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to (nor shall the Company) expend for such policies pursuant to this sentence or the preceding sentence an annual premium amount in excess of 300% of the current per annum amount, which amount is set forth in Section 7.02(c) of the Company Disclosure Schedule; and provided, further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under, as applicable, the Company Charter or bylaws of the Company or certificate or articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.02.

(g) The Surviving Corporation shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

Section 7.03. Employee Benefit Plan Matters.

(a) As of and subsequent to the Effective Time, Parent shall: (i) assume and honor, employee bonus plans, change in control and severance plans and agreements and other retention plans and agreements listed in Section 4.17(a) of the Company Disclosure Schedule, provided that nothing herein shall prohibit Parent from amending, suspending or terminating any such plan or arrangement to the extent permitted by its terms and Applicable Law; (ii) for a period of not less than twelve (12) months after the Effective Time, provide the employees of the Company or its Subsidiaries as of immediately prior to the Effective Time who continue to be employed by Parent, the Surviving Corporation and/or its Subsidiaries on and after the Effective Time (the “Covered Employees”) base compensation, incentive opportunities, severance and employee benefits (including retirement, group health, life, disability, vacation and severance plans) that are not less favorable in the aggregate to each Covered Employee than were provided by the Company or its Subsidiaries to such Covered Employee immediately prior to the Effective Time; (iii) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or the Surviving Corporation and/or their Subsidiaries in which Covered Employees are eligible to participate (the “Parent Plans”) for all periods of employment with the Company or its Subsidiaries (or any predecessor entities) prior to the Effective Time to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time, and with Parent, the Surviving Corporation and any of their Subsidiaries or Affiliates on and after the Effective Time, provided that the foregoing shall not apply (A) for any purpose under any defined benefit pension plan or retiree welfare plan, (B) for purposes of any Parent Plan under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service, (C) for purposes of any Parent Plan that is grandfathered or frozen, either with respect to level of benefits or participation, or (D) to the extent that its application would result in a duplication of benefits with respect to the same period of service; (iv) use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Parent Plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time; and (v) use commercially reasonable efforts to give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Parent or the Surviving Corporation) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in any Parent Plan).

(b) Notwithstanding the foregoing provisions of this Section 7.03, the provisions of Section 7.03(a) shall apply only with respect to Covered Employees who are covered under Employee Plans that are maintained primarily for the benefit of employees of the Company employed in the United States (including Covered Employees regularly employed outside the United States to the extent they participate in such Employee Plans). With respect to Covered Employees not described in the preceding sentence, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable Laws relating to employees and employee benefits matters applicable to such employees.

(c) If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Plans that are United States Tax-qualified defined contribution plans (collectively, the “Company DC Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent. Upon the distribution of the assets in the accounts under the Company DC Plan to the participants, Parent shall permit the Covered Employees who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, in the form of cash, from the Company DC Plan to the applicable tax-qualified defined contribution plans of Parent or its Subsidiaries.

(d) If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate, amend or modify the Client Service Agreement between Insperity PEO Services, L.P. and the Company, effective as of January 1, 2013 (as amended), which termination, amendment or modification shall be effective as of no earlier than immediately prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination, amendment or modification shall be subject to the review and approval of Parent.

(e) As soon as reasonably practicable following the date hereof (and in any event prior to the Closing Date), the Company shall, or shall cause its applicable Subsidiary to, take all action necessary to fulfill all consultation and notification requirements, and obtain all approvals from, any unions, works councils or other labor organizations, whether required pursuant to Applicable Law or otherwise. Any written or oral communications to the employees, officers or directors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters after the Closing shall be provided in advance to Parent, it being agreed that Parent and the Company shall cooperate, including by providing Parent a reasonable period of time to review any such communication, in providing mutually agreeable communication.

(f) Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no current or former employee or other service provider or other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Employee Plan or any other compensation or benefit plan, program or arrangement of the Company, Parent or any of their respective Subsidiaries for any purpose, (ii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate any employee of the Company or any of its Subsidiaries for any reason, (iii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan, employee benefits plans or arrangements or prevent the amendment, modification or termination thereof, in accordance with the terms thereof and applicable Law.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall be deemed to include, if necessary to obtain the required approvals, consents, registrations, permits, authorizations, or other confirmations, entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby; provided that, in no event shall Parent or Merger Subsidiary be obligated to, and the Company and its Subsidiaries shall not agree with a Governmental Authority without the prior written consent of Parent, to divest or hold separate (including by establishing a trust or otherwise), or enter into any licensing or similar arrangement, with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties, in connection with obtaining such required approvals, consents, registrations, permits, authorizations or other confirmations. Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent shall have principal responsibility for determining the timing and sequence of seeking the required approvals, consents, registrations, permits, authorizations or other confirmations under applicable antitrust and other laws and strategy with respect to obtaining any such approvals, consents, registrations, permits, authorizations or other confirmations under applicable antitrust and other laws; provided that each party shall (i) permit the other party to review and discuss in advance, and shall consider in good faith the views of the other party in connection with, any material written analyses or arguments or other materials to be submitted to any Governmental Authority with respect to such filings; (ii) keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the transactions contemplated hereby, including promptly notifying the other of any material communication it receives from any Governmental Authority relating to any review or investigation of such transactions under the HSR Act or other foreign competition or similar Applicable Laws; and (iii) provide each other with copies of all material, substantive correspondence, filings or communications between them and any Governmental Authority with respect to this Agreement and the transactions contemplated hereby.

(b) In accordance with and subject to Section 8.01(a), each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof, (ii) use reasonable best efforts to make an appropriate filing pursuant to any Foreign Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable, and (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Foreign Antitrust Law and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any Foreign Antitrust Law, as applicable, as soon as practicable.

Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements. Except with respect to the matters described in, and subject to, Section 6.03, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such public statement, press release, communication, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation, except to the extent such press release, communication, public statement or press conference or conference call contains information that is consistent with a public statement or release previously issued or made in accordance with this Section 8.03.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Shares) by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, which would reasonably be expected to cause or result in any of the conditions to the Merger contained in Article 9 not being satisfied or the satisfaction of those conditions being materially delayed;

provided, that the delivery of any notice pursuant to this Section 8.06 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

Section 8.07. Confidentiality. The parties acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

Section 8.08. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares and the suspension of the Company’s reporting obligations under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days thereafter.

Section 8.09. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.10. Convertible Securities. As promptly as practicable after the execution and delivery of this Agreement, the Merger Subsidiary, Parent and the Company shall cooperate to prepare any supplemental indenture(s) (each a “Supplemental Indenture”) as required by the Indenture dated as of June 25, 2012, as supplemented by the First Supplemental Indenture thereto dated as of June 25, 2012, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (such Indenture, as so supplemented, the “Indenture”), governing the Convertible Securities of the Company. On the Closing Date, Parent, Merger Subsidiary and the Company, as and to the extent required by the Indenture, shall execute with the Trustee any such Supplemental Indenture(s) and, in each case, deliver any required certificates, legal opinions and other documents required by the Indenture to be delivered by such Persons in connection with such Supplemental Indenture(s). The Company shall deliver all notices and take all other actions required under the terms of the Convertible Securities, the Indenture or under Applicable Law, including, without limitation, the giving of any notices that may be required in connection with the transactions contemplated by this Agreement and, to the extent requested by Parent, any repurchases or conversions of the Convertible Securities occurring as a result of or in connection with the transactions contemplated by this Agreement to the extent constituting a “Fundamental Change” and/or “Make-Whole Fundamental Change” as such terms are defined in the Indenture; provided, however, that the Company will provide copies of such notice to Parent at least five (5) Business Days prior to delivering any such notice or taking any such action described in this Section 8.10, and all such notices and actions shall be subject to the prior approval of Parent. The Company and the Company Subsidiaries shall, and shall use their reasonable best efforts to cause their Representatives to, reasonably cooperate with Parent in connection with the fulfillment of the Company’s obligations under the terms of the Convertible Securities and the Indenture at any time after the date of this Agreement as reasonably requested by Parent.

Section 8.11. Director Resignations. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 8.12. Stockholder Litigation. The Company shall give Parent an opportunity to participate in the defense (at Parent’s sole cost) of any stockholder litigation brought against the Company or its directors or officers relating to the transactions contemplated by this Agreement. The Company shall give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

Section 8.13. Existing Credit Facility Termination. The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions to facilitate the termination at the Closing of all commitments in respect of the Existing Credit Facility, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent at least two (2) Business Days prior to the Closing Date an executed payoff letter with respect to the Existing Credit Facility (the “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Existing Credit Facility relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Closing, be released and terminated. The obligations of the Company pursuant to this Section 8.13 shall be subject to Parent providing all funds required to effect all such repayments at or prior to the Closing.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party . The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company and Parent of the following conditions:

(a) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect.

(b) The Company Stockholder Approval shall have been obtained.

(c) (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted and (ii) all consents, approvals, non-disapprovals, and authorizations of any Governmental Authority set forth in Section 9.01(c) of the Company Disclosure Schedule shall have been obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction or (where permitted by Applicable Law) written waiver by Parent of the following conditions:

(a) (i) Each of the representations and warranties of the Company contained in Section 4.02, Section 4.05(a) (except for any de minimis inaccuracy), Section 4.05(b) (except for any de minimis inaccuracy), and Section 4.10(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); (ii) each of the representations and warranties of the Company in Section 4.01, Section 4.05(d) and Section 4.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); and (iii) each of the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate signed by an executive officer of the Company and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

Section 9.03. Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company of the following conditions:

(a) (i) Each of the representations and warranties of Parent and Merger Subsidiary contained in Section 5.02 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); (ii) each of the representations and warranties of Parent and Merger Sub contained in Section 5.01 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); and (iii) each of the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Parent and Merger Subsidiary shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before July 6, 2016 (the “End Date”); provided, that if on the End Date any of the conditions set forth in Section 9.01(c) or Section 9.01(a) (to the extent relating to the matters set forth in Section 9.01(c)) shall not have been satisfied but all other conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended to October 8, 2016 and such date shall become the End Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(ii) there shall be any restraining order, permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition that shall have become final and non-appealable preventing the consummation of the Merger; provided, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 8.01; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred;

(ii) there shall have been an intentional and material breach of Section 6.03;

(iii) a breach of any representation or warranty or breach or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the failure of the conditions set forth in Section 9.02(a) or Section 9.02(b) and is incapable of being cured by the End Date or, if curable, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement; or

(d) by the Company if:

(i) prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, including Section 6.03 and Section 6.04, to enter into, and the Company concurrently enters into, a definitive written agreement providing for a Superior Proposal; provided that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 11.04; or

(ii) a breach of any representation or warranty or breach or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the failure of the conditions set forth in Section 9.03(a) or Section 9.03(b) and is incapable of being cured by the End Date or, if curable, is not cured by Parent or Merger Subsidiary within thirty (30) days of receipt by Parent and Merger Subsidiary of written notice of such breach or failure; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of termination to the other party specifying the reasons for such termination.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) material breach or failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 10.02 and Sections 8.07, 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices . All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Thermo Fisher Scientific Inc.

81 Wyman Street

Waltham, Massachusetts 02451

Attention: Seth H. Hoogasian, Senior Vice President, General

Counsel and Secretary

Facsimile No.: (781) 622-1283

E-mail: seth.hoogasian@thermofisher.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Matthew M. Guest

Facsimile No.: (212) 403-2000

E-mail: MGuest@wlrk.com

if to the Company, to:

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, California 95051

Attention: General Counsel

Facsimile No.: 408-731-5394

E-mail: siang_chin@affymetrix.com

with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, California 94025

Attention: Sarah K. Solum

Facsimile No.: 650-752-3611

E-mail: sarah.solum@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approval, no amendment shall be made that would require the approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee. (i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $55,000,000 (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or senior management of the Company or its stockholders and (C) within twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (whether or not the same Acquisition Proposal referred to in clause (B), provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

Notwithstanding anything to the contrary contained herein, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, (i) it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus three percent (3%).

(d) Parent and Merger Subsidiary agree that, except in the case of fraud or an intentional and material breach of this Agreement, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 11.04 and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 11.05. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as applicable.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under this Agreement, enlarge, or alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement and the letter agreement between the Company and Parent dated December 31, 2015 constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance . The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

AFFYMETRIX, INC.

By:	/s/ Frank Witney
	Name:	Frank Witney
	Title:	CEO and President

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Seth H. Hoogasian
	Name:	Seth H. Hoogasian
	Title:	Senior Vice President, General Counsel and Secretary

WHITE BIRCH MERGER CO.

By:	/s/ Seth H. Hoogasian
	Name:	Seth H. Hoogasian
	Title:	Chairman of the Board, President & Secretary

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Form of Certificate of Incorporation of Surviving Corporation

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Affymetrix, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, City of Dover, County of Kent 19901. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000,000 shares of capital stock, of which 1,000,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VII.

ARTICLE VIII

Section 1. Elimination of Certain Liability of Directors. To the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ANNEX II

Form of Bylaws of Surviving Corporation

BY-LAWS

OF

AFFYMETRIX, INC.

A Delaware Corporation

ARTICLE I - GENERAL

Section 1.1. Offices. The registered office of Affymetrix, Inc. (the “Corporation”) in the State of Delaware shall be located at 1675 South State Street, Suite B, City of Dover, County of Kent. The name of the Corporation’s registered agent at such address shall be Capitol Services, Inc. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors (the “Board”) may from time to time determine or the business of the Corporation may require.

Section 1.2. Seal. The seal of the Corporation shall be in the form approved by the Board.

Section 1.3. Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year.

ARTICLE II - STOCKHOLDERS

Section 2.1. Place of Meetings. All meetings of the stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board or the President or, if not so designated, at the registered office of the Corporation.

Section 2.2. Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board, the Chairman of the Board, if any, or the President (which date shall not be a legal holiday in the place where the meeting is to be held) at the time and place to be fixed by the Board, the Chairman of the Board, if any, or the President and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, the Board shall cause the meeting to be held as soon thereafter as convenient.

Section 2.3. Quorum. At all meetings of the stockholders, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum requisite for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or by proxy, by a majority vote, shall have the power to adjourn the meeting from time to time.

Section 2.4. Right to Vote; Proxies. Each stockholder entitled to vote at any meeting shall be entitled to one vote for each share of stock held by him or her. Every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy by executing an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting.

Section 2.5 Voting. At all meetings of stockholders all questions, except as otherwise expressly provided for by statute, the Certificate of Incorporation or these By-Laws, shall be determined by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Except as otherwise expressly provided by law, the Certificate of Incorporation or these By-Laws, at all meetings of stockholders the voting shall be by voice vote, but any stockholder qualified to vote on the matter in question may demand that the vote shall be taken by ballot, each of which shall state the name of the stockholder voting and the number of shares voted by him or her, and, if such ballot be cast by a proxy, it shall also state the name of the proxy. All elections of directors shall be determined by a plurality of the votes cast, except as otherwise required by law or the Certificate of Incorporation.

Section 2.6. Notice of Annual Meetings. Written notice of the annual meeting of the stockholders of the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting shall be given to each stockholder entitled to vote thereat not less than ten (10) days nor more than sixty (60) days before the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. It shall be the duty of every stockholder to furnish to the Secretary of the Corporation or to the transfer agent, if any, the class of stock owned by him, his or her post office address and to notify said Secretary or transfer agent of any change therein.

Section 2.7. Stockholders’ List. A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law.

The stockholders’ list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 2.8. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by statute, may be called by the Board, the Chairman of the Board, if any, the President or any Vice President.

Section 2.9. Notice of Special Meetings. Written notice of a special meeting of stockholders, stating the place, if any, date and hour of the meeting, the purpose or purposes for which the meeting is called, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting shall be given not less than ten (10) nor more than sixty (60) days before such meeting, to each stockholder entitled to vote thereat. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. No business may be transacted at such meeting except that referred to in said notice, or in a supplemental notice given also in compliance with the provisions hereof, or such other business as may be germane or supplementary to that stated in said notice or notices.

Section 2.10. Inspectors. One or more inspectors may be appointed by the Board in advance of any meeting of stockholders. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer may make such appointment at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. At the meeting for which the inspector or inspectors are appointed, he or she or they shall perform all duties required by Section 231 of the Delaware General Corporation Law.

Section 2.11. Stockholders’ Action by Consent. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

ARTICLE III - DIRECTORS

Section 3.1. Number of Directors. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the Board shall consist of no less than one (1) person. The exact number of directors shall initially be one (1) and may thereafter be fixed from time to time by resolution of the Board or by the stockholders. Directors need not be stockholders, residents of Delaware or citizens of the United States. A director shall be elected to serve until his or her successor is elected or qualified or until his or her earlier resignation or removal, except as otherwise provided herein or required by law. If the office of any director becomes vacant by reason of death, resignation, disqualification, removal, failure to elect, or otherwise, the remaining directors, although more or less than a quorum, by a majority vote of such remaining directors may elect a successor who shall hold office until his or her successor is elected and qualified.

Section 3.2. Newly Created Directorships. If the number of directors is increased by action of the Board or of the stockholders or otherwise, then the additional directors may be elected in the manner provided above for the filling of vacancies in the Board.

Section 3.3. Resignation. Any director of the Corporation may resign at any time by giving written notice to the Chairman of the Board, if any, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, at the time of receipt if no time is specified therein and at the time of acceptance if the effectiveness of such resignation is conditioned upon its acceptance. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.4. Removal. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Section 3.5. Place of Meetings and Books. Except as otherwise required by law, the Board may hold their meetings and keep the books of the Corporation outside the State of Delaware, at such place or places as they may from time to time determine.

Section 3.6. General Powers. In addition to the powers and authority expressly conferred upon them by these By-Laws, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

Section 3.7. Other Committees. The Board may designate one or more committees by resolution or resolutions passed by a majority of the whole Board; such committee or committees shall consist of one or more directors of the Corporation, and to the extent provided in the resolution or resolutions designating them, shall have and may exercise specific powers of the Board in the management of the business and affairs of the Corporation to the extent permitted by statute and shall have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.

Section 3.8. Annual Meeting. The newly elected Board may meet at such place and time as shall be fixed and announced by the presiding officer at the annual meeting of stockholders, for the purpose of organization or otherwise, and no further notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or they may meet at such place and time as shall be stated in a notice given to such directors two (2) days prior to such meeting.

Section 3.9. Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall from time to time be determined by the Board.

Section 3.10. Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, if any, or the President, on two (2) days’ notice to each director, or such shorter period of time before the meeting as will nonetheless be sufficient for the convenient assembly of the directors so notified; special meetings shall be called by the Secretary in like manner and on like notice, on the written request of any one or more directors.

Section 3.11. Quorum. At all meetings of the Board, a majority of the whole Board shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise required by statute, or by the Certificate of Incorporation, or by these By-Laws. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at said meeting which shall be so adjourned.

Section 3.12. Telephonic Participation in Meetings. Members of the Board or any committee designated by such Board may participate in a meeting of the Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

Section 3.13. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if written consent thereto is signed by all members of the Board or of such committee as the case may be and such written consent is filed with the minutes of proceedings of the Board or committee.

ARTICLE IV - OFFICERS

Section 4.1. Selection; Statutory Officers. The officers of the Corporation shall be chosen by the Board. There shall be a President, a Secretary and a Treasurer, and there may be a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers, as the Board may elect. Any number of offices may be held by the same person.

Section 4.2. Additional Officers. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 4.3. Terms of Office. Each officer of the Corporation shall hold office until his successor is chosen and qualified, or until his or her earlier resignation or removal. Any officer elected or appointed by the Board may be removed at any time by the Board.

Section 4.4. Compensation of Officers. The Board shall have the power to fix the compensation of all officers of the Corporation. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

Section 4.5. Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the stockholders and directors, and shall have such other duties as may be assigned to him or her from time to time by the Board.

Section 4.6. President. Unless the Board otherwise determines, the President shall be the chief executive officer and head of the Corporation. Unless there is a Chairman of the Board, the President shall preside at all meetings of directors and stockholders. Under the supervision of the Board, the President shall have the general control and management of the Corporation’s business and affairs, subject, however, to the right of the Board to confer any specific power, except such as may be by statute exclusively conferred on the President, upon any other officer or officers of the Corporation. The President shall perform and do all acts and things incident to the position of President and such other duties as may be assigned to him or her from time to time by the Board.

Section 4.7. Vice-Presidents. The Vice-Presidents shall perform such duties of the President on behalf of the Corporation as may be respectively assigned to them from time to time by the Board or by the President.

Section 4.8. Treasurer. The Treasurer shall have the care and custody of all the funds and securities of the Corporation which may come into his or her hands as Treasurer, and the power and authority to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Corporation in such bank or banks or depository as the Board or the officers or agents to whom the Board may delegate such authority, may designate, and he or she may endorse all commercial documents requiring endorsements for or on behalf of the Corporation. He or she may sign all receipts and vouchers for the payments made to the Corporation.

Section 4.9. Secretary. The Secretary shall keep the minutes of all meetings of the Board and of the stockholders; he or she shall attend to the giving and serving of all notices of the Corporation. He or she shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board, the Chairman of the Board or the President, and attest to the same. He or she shall have charge of the stock certificate book, transfer book and stock ledger, and such other books and papers as the Board may direct. He or she shall, in general, perform all the duties of Secretary, subject to the control of the Board.

Section 4.10. Assistant Secretary. The Board or any two of the officers of the Corporation acting jointly may appoint or remove one or more Assistant Secretaries of the Corporation. Any Assistant Secretary upon his or her appointment shall perform such duties of the Secretary, and also any and all such other duties as the Board or the President or the Treasurer or the Secretary may designate.

Section 4.11. Assistant Treasurer. The Board or any two of the officers of the Corporation acting jointly may appoint or remove one or more Assistant Treasurers of the Corporation. Any Assistant Treasurer upon his or her appointment shall perform such of the duties of the Treasurer, and also any and all such other duties as the Board or the President or the Treasurer or the Secretary may designate.

ARTICLE V - STOCK

Section 5.1. Stock. Shares of the Corporation’s stock may be certificated or uncertificated, provided that each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by both of (a) the President or a Vice President, and (b) the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile. In case any officer, transfer agent or registrar who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be an officer, transfer agent or registrar of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature shall have been used thereon had not ceased to be an officer, transfer agent or registrar of the Corporation.

Section 5.2. Fractional Share Interests. The Corporation may, but shall not be required to, issue fractions of a share.

Section 5.3. Transfers of Stock. Subject to any transfer restrictions then in force, the shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives and upon such transfer the old certificates, if one has been issued, shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers or to such other person as the directors may designate by whom they shall be cancelled and new certificates, if any, shall thereupon be issued. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof save as expressly provided by the laws of Delaware.

Section 5.4. Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 5.5. Transfer Agent and Registrar. The Board may appoint one or more transfer agents or transfer clerks and one or more registrars and may require all certificates of stock to bear the signature or signatures of any of them.

Section 5.6. Lost, Stolen, or Destroyed Certificates. No certificates for shares of stock of the Corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of the loss, theft or destruction and upon indemnification of the Corporation and its agents to such extent and in such manner as the Board may from time to time prescribe.

ARTICLE VI - MISCELLANEOUS MANAGEMENT PROVISIONS

Section 6.1. Notices.

1. Notices to directors may, and notices to stockholders shall, be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram or orally, by telephone or in person.

2. Whenever any notice is required to be given under the provisions of the laws of Delaware or of the Certificate of Incorporation or of these By-Laws, a written waiver of notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 6.2. Voting of Securities Owned by the Corporation. Subject always to the specific directions of the Board, (a) any shares or other securities issued by any other corporation and owned or controlled by the Corporation may be voted in person at any meeting of security holders of such other corporation by the President of the Corporation if he or she is present at such meeting, or any other officer of the Corporation if he or she is present at such meeting, and (b) whenever, in the judgment of the President or any other officer of the Corporation, it is desirable for the Corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation by the President or such other officer, without the necessity of any authorization by the Board, affixation of corporate seal or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by the Corporation the same as such shares or other securities might be voted by the Corporation.

ARTICLE VII - INDEMNIFICATION

Section 7.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.3 of this Article VII with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 7.2. Right to Advancement of Expenses. The right to indemnification conferred in Section 7.1 of this Article VII shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 7.1 and 7.2 of this Article VII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 7.3. Right to Indemnitee to Bring Suit. If a claim under Section 7.1 or Section 7.2 of this Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an Undertaking the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

Section 7.4. Non-exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, these By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 7.6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any officer, employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VIII - AMENDMENTS

Section 8.1. Amendments. These By-Laws may be amended or repealed by the Board or by the stockholders.